Exhibit 4.2

USANA Health Sciences 401(k) Plan

SUMMARY PLAN DESCRIPTION

August 30, 2005

TABLE OF CONTENTS

INTRODUCTION

GENERAL PLAN INFORMATION

A.	Agent for Service of Legal Process
B.	Effective Date
D.	Three-Digit Plan Number:
E.	Plan Administrator
F.	Plan Year
G.	Trustee(s)
H.	Plan Assets

ELIGIBILITY AND PARTICIPATION IN THE PLAN

Q3:1	What are the eligibility requirements I must meet to participate in this Plan?
Q3:2	What is an “Hour of Service”?
Q3:3	What methods of counting Service does this Plan use for eligibility to receive an Employer Contribution and for Vesting?
Q3:4	Are all Employees eligible to participate in the Plan once they have met the eligibility requirements?
Q3:5	After I meet the eligibility requirements, when do I actually enter the Plan?
Q3:6	If I terminate employment and I am later rehired, do I have to meet the eligibility requirements again?
Q3:7	If I am not in a group of Employees who is eligible to participate in the Plan but later become eligible to participate, when will I enter the Plan?
Q3:8	What will happen if I am a Participant in the Plan and I then become ineligible to participate?
Q3:9	Does my Service for any other company count for eligibility?
Q3:10	What is a Break in Service?
Q3:11	If I go on parental leave, will this be considered a Break-in-Service?
Q3:12	If I am credited with Hours of Service because of parental leave, will these hours count for calculating Years of Service for eligibility, vesting or benefits?

CONTRIBUTIONS TO THIS PLAN

Q4:1	What are Elective Deferrals?
Q4:2	What is my Compensation (or salary) for Plan purposes?
Q4:3	Are my Elective Deferrals included in my Compensation?
Q4:4	Are there any other items excluded from my Compensation for Plan purposes?
Q4:5	Is there a limit on how much of my Compensation I can contribute?
Q4:6	If I contributed part of my Compensation to another plan and this Plan in the same year, may I contribute the full dollar limit into each plan?
Q4:7	What should I do if I exceed the annual dollar limit?
Q4:8	Must I participate in the Plan?
Q4:9	May I choose to have all or part of any bonus I receive contributed to the Plan?
Q4:10	When may I change the percentage or amount of my Compensation that I am contributing to the Plan, or stop my contributions entirely?
Q4:11	If I stop my contributions, when can I restart them?
Q4:12	What is a Rollover Contribution?
Q4:13	Are Rollover Contributions permitted to this Plan?
Q4:14	If there is an investment gain or loss, will the amount in my rollover account be affected?
Q4:15	What is a Transfer Contribution?
Q4:16	Are Transfer Contributions permitted to this Plan?

i

Q4:17	May I make Rollover or Transfer Contributions from this Plan to another Qualified Plan or IRA?
Q4:18	What is a Matching Contribution?
Q4:19	Will my Employer make a Matching Contribution?
Q4:20	What time period will the Employer use to determine my entitlement to and the amount of my Matching Contribution?
Q4:21	If I make an Elective Deferral and then withdraw my Elective Deferrals from the Plan, will I still receive a Matching Contribution?
Q4:22	Will any other types of Matching Contribution be made to the Plan?
Q4:23	What is a Discretionary Contribution?
Q4:24	Who is eligible to receive a contribution from the Employer?
Q4:25	Are there any limits on the total amount of contributions that can be made on my behalf each year?
Q4:26	Who is a Non-Highly Compensated Employee?
Q4:27	Who is considered a “family member”?

PARTICIPANT ACCOUNTS

Q5:1	What is a Participant Account?
Q5:2	What monies will be contributed to my account?
Q5:3	What subtractions will be made from my account?
Q5:4	Can I lose any of the money in my account?
Q5:5	When will contributions to my account be valued?

VESTING

Q6:1	What is vesting?
Q6:2	Are my contributions 100% vested?
Q6:3	What does “forfeited” mean?
Q6:4	Are Employer Contributions 100% vested?
Q6:5	What is a Year of Service for purposes of vesting?
Q6:6	Does the time I worked for the company prior to the Effective Date of this Plan count for purposes of vesting?
Q6:7	If I worked for the company before age 18, does this Service count towards vesting?
Q6:8	Does my Service for any other company count towards vesting?
Q6:9	Will I become 100% vested if I retire, become disabled, die, or if the Plan terminates?
Q6:10	What happens to the part of my account that is not vested after I terminate employment?
Q6:11	When is the nonvested part of my account balance forfeited if I terminate employment?
Q6:12	What will happen to the nonvested part of my account balance if I do not take my vested balance when I terminate employment?
Q6:13	What is a “buy back”?
Q6:14	If I do not repay the amount I received, what will happen to my nonvested account balance?
Q6:15	If I am rehired, will my Service before I terminated employment count for vesting?
Q6:16

What will happen if I am not vested in any part of my Employer Contribution account balance before I terminate employment and I have a Break in Service, but I am reemployed before I have five (5) consecutive one (1) year Breaks in Service?

Q6:17	What will happen if I am not vested in any of the Employer Contributions in my account, and I leave work and am reemployed after I have five (5) consecutive one (1) year Breaks in- Service?

TOP-HEAVY RULES

Q7:1	What is a “Top-Heavy” Plan?
Q7:2	Who is a “Key Employee”?

Q7:3	What are the requirements if a Plan is top-heavy?
Q7:4	What is a “top-heavy minimum contribution”?
Q7:5	What is the special vesting schedule when the Plan is top-heavy?
Q7:6	Who is entitled to receive the top-heavy minimum contribution?

RETIREMENT BENEFITS

Q8:1	When may I receive retirement benefits from the Plan?
Q8:2	What happens if I work beyond the Normal Retirement Age?
Q8:3	Does this Plan provide for Early Retirement?
Q8:4	If I stop working for my Employer before Normal Retirement Age, when can I receive my benefits?
Q8:5	May I take out my retirement benefits if I do not terminate employment?
Q8:6	Does the Plan permit a distribution while I am still employed?
Q8:7	What is a “hardship” withdrawal?
Q8:8	Does this Plan permit hardship withdrawals?
Q8:9	Do I have to take a distribution of my benefits by a certain time?

BENEFICIARY DESIGNATION AND DEATH BENEFITS

Q9:1	If I die, who gets my benefits from this Plan?
Q9:2	If I am married, does my spouse have to be my Beneficiary?
Q9:3	How are benefits paid to my Beneficiary?
Q9:4	How does the annuity pay-out of a death benefit work?
Q9:5	What will happen if I die after my benefit payments have started?
Q9:6	What is the normal, or automatic, form of payment under this Plan?
Q9:7	Are there any other forms of payment available under the Plan?
Q9:8	Do I need my spouse’s consent in order to choose an optional form of payment?
Q9:9	May I roll my benefits into an IRA or into another plan instead of having them paid directly to me?
Q9:10	What taxes or penalties will I have to pay if I do not rollover my benefit directly to an IRA or another Qualified Plan?
Q9:11	If I decide to have the benefits paid to me directly, may I roll them over to a Qualified Plan or IRA later?
Q9:12	What distribution payments cannot be rolled over?
Q9:13	If I terminate employment with my Employer because I retire, become disabled, or die, when will my payments start?
Q9:14	If I terminate employment for a reason other than death, Disability, or retirement, when will my payments start?
Q9:15	What is a Qualified Domestic Relations Order (QDRO)?
Q9:16	If the Plan receives a QDRO, when will the benefit be distributed to the person(s) listed in the QDRO?
Q9:17	How long can I keep my vested account balance in the Plan without having to make a withdrawal?

INVESTMENTS

Q10:1	How will my contributions to the Plan be invested?
Q10:2	If Employees are permitted to direct their own investments, what types of contributions will I be allowed to invest?
Q10:3	What are my investment choices and how do I change my investment selection?
Q10:4	Is investment in insurance permitted?
Q10:5	May I take a loan from the Plan?

ADMINISTRATION OF THE PLAN

Q11:1	Who administers the Plan?
Q11:2	Who is the Plan Administrator and what are his or her duties?
Q11:3	What are the duties of the Trustee?

Q11:4

Are there any other circumstances which may result in the disqualification, ineligibility, or denial, loss, forfeiture, suspension, offset, reduction, or recovery of any benefits that I as a Participant or my Beneficiary might otherwise reasonably expect the Plan to provide?

Q11:5	Is there any circumstance where a fee or charge may be imposed in order to receive a benefit under the Plan?

AMENDMENT AND TERMINATION

Q12:1	May my Employer amend the Plan?
Q12:2	May my Employer terminate the Plan?
Q12:3	What is a partial termination of the Plan?
Q12:4	May my rights and benefits under the Plan be assigned or transferred?
Q12:5	Are there Plan events other than full or partial Plan termination that may require 100% vesting?

LEGAL PROVISIONS AND RIGHTS OF PLAN PARTICIPANTS

401(k) PLAN

SUMMARY PLAN DESCRIPTION

ARTICLE I

INTRODUCTION

Your Employer has set up a 401(k) Plan to help you save for your retirement.  Details about how the Plan works are contained in this booklet. While this summary describes the main provisions of the Plan, it does not include every detail or limitation. Every attempt has been made to give you accurate, but easily understandable information about the Plan.  If, however, there is a disagreement between this booklet and the official Plan document, the Plan document will apply. You may get a copy of the Plan document from the Plan Administrator who may charge you a reasonable fee for the copy.

ARTICLE II

GENERAL PLAN INFORMATION

A.                                    Agent for Service of Legal Process.

The name of the person designated as agent for service of legal process and the address at which process may be served on such person is listed below.  Additionally, service of legal process may also be made upon a Plan Trustee or the Plan Administrator.

Name of individual(s) or position at the Employer:
Benefits Administrator
Address:	3838 W. Parkway Blvd
Salt Lake City, UT 84120

B.                                    Effective Date.

The Effective Date is the date on which this Plan originally was established or the date that an amendment to this Plan goes into effect. This is an amended or restated Plan.  The Effective Date of the Plan was  07/01/1994. The Effective Date of the amendment or restatement of the Plan is 03/01/2004.

C.                                    Employer.

Name:	USANA Health Sciences, Inc.
Address:	3838 W. Parkway Blvd.
Salt Lake City, UT 84120-6336
Telephone:	801-954-7755
Tax ID Number:	87-0500306

D.                                    Three-Digit Plan Number:

001

E.                                      Plan Administrator.

The Employer is the Plan Administrator.

F.                                      Plan Year.

The Plan Year is the consecutive twelve-month period beginning on 01/01 and ending on 12/31.

G.                                    Trustee(s).

Name and Address:

Circle Trust Company

One Thorndal Circle

Darien, CT 06820

H.                                    Plan Assets.

Plan assets are held in a Trust Fund.

ARTICLE III

ELIGIBILITY AND PARTICIPATION IN THE PLAN

Q3:1                    What are the eligibility requirements I must meet to participate in this Plan?

A3:1                     There may be a Service or an age requirement or both for eligibility as described below:

a.                                       The Service requirement is:

Employer Contributions:

To participate in this Plan, you must complete .25 Years of Service with the Employer.

Employee Contributions:

To participate in this Plan, you must complete .25 Years of Service with the Employer.

b.                                       The age requirement is:

To participate in this Plan, you must be age 18 or older.

Q3:2                    What is an “Hour of Service”?

A3:2                     You will receive credit for each hour for which you are paid or entitled to be paid, even if you are not at work (such as vacation, sickness, leave of absence, or Disability), or hours for which you receive back pay if hours were not already counted.  A maximum of 501 hours will be credited to you in any year for periods that you are not at work but are paid.  Hours will be calculated using an equivalency method that credits you with 190 hours for each month during which you complete an Hour of Service.

Q3:3                    What methods of counting Service does this Plan use for eligibility to receive an Employer Contribution and for Vesting?

A3:3                     This Plan uses the following methods:

a.                                       Service for eligibility to qualify for an Employer Contribution will be based on the Hours of Service Method. A Year of Service will be credited to all Participants employed on the last day of the Plan Year or who have terminated with more than 1 Hours of Service.

b.                                       Service for vesting Employer Contributions will be based on the Hours of Service Method. A Year of Service will be credited upon completion of more than 1000 Hours of Service.

Q3:4                    Are all Employees eligible to participate in the Plan once they have met the eligibility requirements?

A3:4                     Generally, yes, however, your Employer may exclude certain groups of Employees from participating in this Plan. All Employees who meet the eligibility requirements will participate in the Plan except for the following:

All Contributions:

Employees covered by a collective bargaining agreement (union employees).

Employees who are nonresident aliens and who do not receive any U.S. source income from the Employer.

Individuals who become Employees as a result of a merger or acquistion.

Qualified Non-Elective Contributions (“QNEC”):

Highly Compensated Employees.

Q3:5                    After I meet the eligibility requirements, when do I actually enter the Plan?

A3:5                     After you have met all of the eligibility requirements, you will begin participation in the Plan on the earlier of the first day of the Plan Year, or the first day of the fourth, seventh or tenth month of the Plan Year coinciding with or next following the date on which you meet the eligibility requirement.

Q3:6                    If I terminate employment and I am later rehired, do I have to meet the eligibility requirements again?

A3:6                     If you were a Participant before you terminated employment, you do not have to meet the eligibility requirements again. You will become a Participant on your date of rehire. If you did not meet the eligibility requirements at the time you terminated employment, you must meet the eligibility requirements as if you were a new Employee.

Q3:7                    If I am not in a group of Employees who is eligible to participate in the Plan but later become eligible to participate, when will I enter the Plan?

A3:7                     You will enter the Plan immediately, if you have already satisfied the Plan’s age and Service requirements.

Q3:8                    What will happen if I am a Participant in the Plan and I then become ineligible to participate?

A3:8                     If you become ineligible to participate in the Plan because you are no longer an eligible Employee, you must stop making all Employee Contributions to the Plan and you will not receive future Employer Contributions. You will participate immediately if you again become an eligible Employee. All Years of Service with your Employer, even when you were not eligible, will be counted when calculating your vested percentage in your account balance.

Q3:9                    Does my Service for any other company count for eligibility?

A3:9                     Yes, you will receive credit for eligibility if you worked for the following company/companies:

Wasatch Product Development Inc.

 First-Vision Media Group

Q3:10             What is a Break in Service?

A3:10              A Break in Service is a Plan Year during which you are not credited with or are not paid for at least 500 Hours of Service. If you terminate employment and have a Break in Service, all contributions to your Plan Account are suspended.

Q3:11             If I go on parental leave, will this be considered a Break-in-Service?

A3:11              You will be credited with enough additional Hours of Service (up to 501) to prevent a Break in Service, either in the year you leave employment or in the following year. The extra Hours of Service credited to prevent a Break in Service may only be used in one Plan Year.

Example: You work 750 hours in the year that your child is born and you take parental leave. You will not receive any additional hours in that year because you did not have a Break in Service. However, if you do not return to work the next year, you will be credited with 501 Hours of Service to prevent a Break in

Service from occurring in that year. Had you instead returned to work in that year, but only worked 300 hours, you will be credited with 201 additional Hours of Service to prevent a Break in Service.

Q3:12             If I am credited with Hours of Service because of parental leave, will these hours count for calculating Years of Service for eligibility, vesting or benefits?

A3:12              Hours of Service credited for parental leaves are used only to prevent a Break in Service.

ARTICLE IV

CONTRIBUTIONS TO THIS PLAN

Elective Deferrals

Q4:1                    What are Elective Deferrals?

A4:1                     Elective Deferrals are contributions you elect to have made to the Plan on your behalf instead of being paid to you in cash as salary or wages.  You make this choice when you complete a salary deferral election form that withholds a portion of your salary to be contributed to the Plan on your behalf. The money contributed to the Plan and any earnings on that money is not taxable until it is actually distributed to you.  However, you must still pay Social Security taxes on your contributions to this Plan.

Q4:2                    What is my Compensation (or salary) for Plan purposes?

A4:2                     Your Compensation for Plan purposes includes your income or salary as reflected on your pay stub.

Q4:3                    Are my Elective Deferrals included in my Compensation?

A4:3                     Your salary includes all pre-tax Elective Deferrals you may make to this or other plans of your Employer.

Q4:4                    Are there any other items excluded from my Compensation for Plan purposes?

A4:4                     No, there are no other items excluded from Compensation for Plan purposes.

Q4:5                    Is there a limit on how much of my Compensation I can contribute?

A4:5                     Yes.  As an eligible Employee, you may authorize your Employer to withhold up to 75% of your salary not to exceed the annual dollar limit set by law.

The annual dollar limit for 2002 was $11,000; in 2003 this limit increased to $12,000; in 2004 it will increase to $13,000; in 2005 it will increase to $14,000; and in 2006 it will increase to $15,000. The annual dollar limit will be adjusted annually for inflation in $500 increments beginning in 2007 and later years. For a further explanation of this limit, ask your Plan Administrator.

In addition, eligible Participants may make Catch-up Contributions to the Plan.

For individuals who are at least age 50 before the end of the Plan Year, the current dollar limits on Elective Deferrals are increased for 401(k) Plans.  The additional dollar amount is $1,000 for the 2002 calendar year; $2,000 for 2003; $3,000 for 2004; $4,000 for 2005; and $5,000 for calendar years beginning in 2006 and later.  The $5,000 amount applicable for 2006 and later years will be adjusted annually for inflation in $500 increments beginning in 2007.

Matching Contributions will not be made on Catch-up Contributions.

Q4:6                    If I contributed part of my Compensation to another plan and this Plan in the same year, may I contribute the full dollar limit into each plan?

A4:6                     No. The annual dollar limit is a limit that applies to all salary deferrals you make in a given calendar year to this Plan or any other plan that is a cash or deferred arrangement. Such plans include 403(b) annuities, a Simplified Employee Pension (SEP), or another 401(k) plan. (If you participate in both this Plan and a 457 eligible deferred compensation plan, ask the employer maintaining the 457 plan about certain contribution limits that may be applicable to you.)

Q4:7                    What should I do if I exceed the annual dollar limit?

A4:7                     If the Elective Deferrals you make to this Plan and the plan of another unrelated employer are more than the annual dollar limit in a given year, you must ask one of the plans to refund the excess amount to you.  If you choose this Plan, you must notify the Plan Administrator, in writing, by March 1 of the next calendar year so the excess amount and related earnings may be refunded by April 15.  The excess amount is taxable for the year in which you made the excess deferral.  If you fail to request a refund, you will be taxed twice: once in the year of deferral and again in the year the excess amount is actually paid to you. If the excess amount was contributed to this Plan or another plan maintained by this Employer, the Plan Administrator will automatically return the excess amount and associated earnings to you by April 15.

Q4:8                    Must I participate in the Plan?

A4:8                     Participation in this Plan is voluntary.

Q4:9                    May I choose to have all or part of any bonus I receive contributed to the Plan?

A4:9                     Bonuses will be automatically deferred at the rate you elected on your Salary Deferral Agreement or you may elect to defer up to 75% of your bonus to the Plan. If you wish to defer an additional portion of your bonus, you must notify the Plan Administrator in writing. The additional amount you may defer is limited by the annual dollar limit and the overall plan limit on Elective Deferrals.

Q4:10             When may I change the percentage or amount of my Compensation that I am contributing to the Plan, or stop my contributions entirely?

A4:10              You may increase or decrease, the percentage of your Compensation that you have elected to defer to the Plan on the first day of each quarter. Participants are permitted to terminate their Elective Deferrals at any time upon proper and timely notice to the Employer.

Your Employer may also reduce or terminate your contributions if it is necessary to keep the Plan within the limits imposed by law.

Q4:11             If I stop my contributions, when can I restart them?

A4:11              If you stop making contributions to the Plan, you may resume contributions again on the first day of each quarter.

Employee Contributions

Q4:12             What is a Rollover Contribution?

A4:12              A rollover contribution is a direct transfer of your retirement benefits from another qualified plan to this Plan, or a distribution from another qualified plan that was first transferred to an IRA (a “conduit IRA”) and then from that IRA to this Plan. A Rollover Contribution may also be made within sixty (60) days of the time it was distributed to you by another qualified plan or an IRA, if your Plan permits such rollovers. A tax Form 1099-R will be issued to you showing that either a direct transfer to another qualified plan or an IRA has been made, or that a distribution has been made to you.

Q4:13             Are Rollover Contributions permitted to this Plan?

A4:13              Yes, Rollover Contributions may be made to this Plan at any time after you become an Employee.

In addition, the Plan will accept a Participant contribution of an Eligible Rollover Distribution from:

A Qualified Retirement Plan described in Code Section 401(a) or 403(a).

An annuity contract described in Code Section 403(b).

An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

The Plan will accept a Participant Rollover Contribution of the portion of a distribution from an Individual Retirement Account or Annuity described in Code Section 408(a) or 408(b).

In addition, the Plan will accept a Direct Rollover of an Eligible Rollover Distribution or Contribution from the following plans:

A Qualified Plan described in Code Section 401(a) or 403(a), excluding Voluntary After-tax Contributions.

An annuity contract described in Code Section 403(b), excluding Voluntary After-tax Contributions.

An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state.

Q4:14             If there is an investment gain or loss, will the amount in my rollover account be affected?

A4:14              A separate account will be established for your Rollover Contribution. You are always 100% vested in your rollover account balance and you will always have the right to receive the full amount of your rollover account balance. However, your rollover account balance will be affected by investment gains and losses (your account may increase or decrease in value).

Q4:15             What is a Transfer Contribution?

A4:15              A Transfer Contribution is the direct transfer of your account balance from another Qualified Plan to this Plan.  In a transfer, the money is not treated as having been distributed to you and “rolled over” because it is a transaction between the trustees of two qualified plans. No tax Form 1099-R will be issued to you in a transfer because you did not have access to the assets that were transferred.

Q4:16             Are Transfer Contributions permitted to this Plan?

A4:16              Yes, Transfer Contributions may be made to this Plan at any time after you become an Employee.

Q4:17             May I make Rollover or Transfer Contributions from this Plan to another Qualified Plan or IRA?

A4:17              Generally, you may rollover your account balance from this Plan to an IRA if you cease to be an Employee.  Whether you may make a transfer or rollover your account balance to another Qualified Plan will depend on whether the other plan accepts these contributions.

If you believe you qualify for a rollover or transfer, see your Plan Administrator for more details.

Employer Contributions

Q4:18             What is a Matching Contribution?

A4:18              A Matching Contribution is money that your Employer contributes to the Plan for you based on your Elective Deferrals to the Plan. A Matching Contribution may be subject to vesting requirements discussed below.

Q4:19             Will my Employer make a Matching Contribution?

A4:19              Yes. The Matching Contribution is as follows:

A Matching Contribution will be made if you are an eligible Participant equal to 50% of your Elective Deferrals, up to a maximum of 6% of your Compensation.

Example: Your Employer gives a Matching Contribution equal to 50% of your Elective Deferrals. If you defer of 6% of your Compensation, your Employer will make a Matching Contribution of 3% of your Compensation.

Q4:20             What time period will the Employer use to determine my entitlement to and the amount of my Matching Contribution?

A4:20              If you make Elective Deferrals, your Employer will calculate your Matching Contributions related to deferrals on a payroll based schedule.

Q4:21             If I make an Elective Deferral and then withdraw my Elective Deferrals from the Plan, will I still receive a Matching Contribution?

A4:21              Yes.

Q4:22             Will any other types of Matching Contribution be made to the Plan?

A4:22              The Employer may make another type of a matching contribution and/or a discretionary contribution known as a Qualified Matching (QMAC) and Qualified Non-Elective Contribution (QNEC), respectively.  These qualified contributions are 100% vested when made, but they are subject to withdrawal restrictions before you attain age 59 1/2 while you are still employed. These contributions may be used to help the Plan pass certain tests required by law.

Discretionary Percentage QNEC Contribution Formula: The Employer shall have the right to make a discretionary QNEC contribution which shall be made to each eligible Participant in proportion to his or her Compensation as a percentage of the Compensation of all eligible Participants. This part of the Employer’s contribution and the allocation thereof shall be unrelated to any other Employer contribution made hereunder and shall be fully vested. This contribution will be made to only eligible Participants who are Non-Highly Compensated Employees.

Corrective QNEC Contribution Formula: The Employer shall have the right to make a QNEC contribution in the amount necessary to pass the necessary tests required under the law.

Q4:23             What is a Discretionary Contribution?

A4:23              A discretionary contribution is an amount that may be contributed to the Plan by the Employer on your behalf.  This type of contribution is made at the discretion of the Employer.  Whether any contribution will be made is determined on an annual basis.  For example, a contribution may be made for three Plan Years, and none made for the fourth Plan Year. Your Employer’s discretionary contribution may be subject to a vesting schedule as discussed below.  Your share of the Employer’s contribution depends on the allocation formula your Employer has selected.  Employer contributions will not be conditioned on profits.

If your Employer makes a discretionary contribution, your share will be determined as follows:

Proportionate Compensation Formula: If you are an eligible Participant, you will receive a contribution based on your Compensation as a percentage of the Compensation of all eligible Participants.

Q4:24             Who is eligible to receive a contribution from the Employer?

A4:24              You will be eligible to receive an Employer contribution if you satisfy the following conditions:

You must be credited with a Year of Service to receive an allocation of non-safe harbor Employer contributions.  A Year of Service will be determined on the basis of the Hour of Service Method. A Year of Service will be credited to all Participants who are employed on the last day of the Plan Year or those Participants who have terminated after completing more than 1 Hours of Service in the Plan Year.

Employer contributions for a Plan Year will be allocated to all active and terminated Participants who have met the allocation accrual requirements above and those terminated Participants who have met the following requirements:

		Matching	Employer
		Formula	Contribution

Completion of more than 1 Hours of Service		☒	☐

No Hours of Service requirement in the Plan Year of termination due to:

a.	Retirement	☒	☒

b.	Disability	☒	☒

c.	Death	☒	☒

Government Regulations

Q4:25             Are there any limits on the total amount of contributions that can be made on my behalf each year?

A4:25              Yes, Federal law places certain limits on the maximum contribution that can be made to a retirement plan.  The first limit is an individual limit based on total contributions. The maximum contribution (including Employer Contributions, Elective Deferrals) that you may have allocated to your account in a given year may not be more than 100% of your Compensation or $40,000 (indexed for inflation), whichever is less.

The second limit is a group limit based on the percentage of contributions made to the Plan by all Participants. The amount of contributions that Highly Compensated Employees will receive in given year may be limited by the amount of contributions that are made on behalf of Non-Highly Compensated Employees. See your Plan Administrator for a more detailed explanation of the various limitations.

Generally, a Highly Compensated Employee is any Employee who during the current or prior Plan Year was a more than 5% owner of the company or who in the prior Plan Year received Compensation of more than $80,000, as indexed. (The Compensation amount will increase to $90,000 for determining who is a Highly Compensated Employee in 2003, 2004 and 2005.  This figure may further increase in years after 2005.) The Plan Administrator will inform you if you are a Highly Compensated Employee.

Q4:26             Who is a Non-Highly Compensated Employee?

A4:26              If you are not currently or never were a Highly Compensated Employee, as described above, or a family member of a 5% owner, you are a Non-Highly Compensated Employee.

Q4:27             Who is considered a “family member”?

A4:27              Family members include your parents, spouse, children, and grandchildren.  Family members do not include brothers or sisters, aunts, uncles, grandparents, or cousins, or in-laws of your children.

ARTICLE V

PARTICIPANT ACCOUNTS

Q5:1                    What is a Participant Account?

A5:1                     Your Employer will set up a recordkeeping account in your name to show the value of your retirement benefit.  This is called your Participant Account.

Q5:2                    What monies will be contributed to my account?

A5:2                     Your Employer will make the following contributions to your account:

•                  your share of any Employer Contributions made on your behalf.

•                  the amount of any Elective Deferrals, Transfer Contributions, Rollover Contributions and Catch-Up Contributions, if applicable.

•                  your share of any forfeited amounts of former Employees (these are amounts left behind by Employees who stopped working before they were 100% vested in their benefit).

•                  your share of any investment earnings and increases in the value of investments.

Q5:3                    What subtractions will be made from my account?

A5:3                     The Employer will subtract the following from your account:

•                  any withdrawals or distributions you receive,

•                  any investment losses or decreases in the value of investments, and

•                  your share of administrative fees and expenses paid out of the Plan, if applicable.

Q5:4                    Can I lose any of the money in my account?

A5:4                     It is possible to lose all or a portion of your account for the following reasons:

•                  if applicable, you terminate your employment before you are 100% vested in the part of your account balance made up of Employer Contributions,

•                  you have any investment losses or you pay your share of Plan administrative expenses or other Plan costs,

•                  you cannot be located when a benefit becomes payable to you, or

•                  a portion of or all of your benefits are assigned (transferred) to an alternate payee under a Qualified Domestic Relations Order.

Q5:5                    When will contributions to my account be valued?

A5:5                     The Employer will value the contributions in your account on a daily basis.

ARTICLE VI

VESTING

Q6:1                    What is vesting?

A6:1                     Vesting means that you have earned the right to a portion of or the full amount of your Participant Account.  Once you have “vested” a portion of or the full amount of your account, that amount cannot be forfeited or taken away from you. (However, your vested account balance will be adjusted for any investment gains and losses.) You determine your vested account balance by multiplying the percentage from the vesting schedule described below by the total value of your Participant Account.  The vesting schedule is based on your Years of Service, and determines how rapidly your Account Balance becomes non-forfeitable.

Q6:2                    Are my contributions 100% vested?

A6:2                     All contributions that you make, plus any investment earnings on those contributions are always 100% vested and cannot be forfeited for any reason.

Q6:3                    What does “forfeited” mean?

A6:3                     The portion of your account balance to which you are not entitled is called a “forfeiture” and is left behind in the Plan when you terminate your employment.

Q6:4                    Are Employer Contributions 100% vested?

A6:4                     No, not automatically. You will vest in the Employer’s contribution 25% upon completing 1 Year of Service; 50% upon completing 2 Years of Service; 75% upon completing 3 Years of Service; 100% upon completing 4 Years of Service

Q6:5                    What is a Year of Service for purposes of vesting?

A6:5                     A Year of Service for vesting will be determined using the Hour of Service Method.  A Year of Service will be credited upon completion of 1000 Hours of Service.

The computation period for purposes of determining Years of Service, Breaks in Service and Periods of Service for purposes of computing a Participant’s nonforfeitable right to his or her account balance derived from Employer contributions shall commence on the first day of the Plan Year during which an Employee first performs an Hour of Service for the Employer and each subsequent 12-consecutive month period shall commence on the anniversary thereof.

A Participant shall receive credit for a Year of Service if he or she completes the number of hours specified above at any time during the 12-consecutive month computation period. A Year of Service may be earned prior to the end of the 12-consecutive month computation period and the Participant need not be employed at the end of the 12-consecutive month computation period to receive credit for a Year of Service.

Q6:6                    Does the time I worked for the company prior to the Effective Date of this Plan count for purposes of vesting?

A6:6                     Service before the Effective Date of the Plan is counted.

Q6:7                    If I worked for the company before age 18, does this Service count towards vesting?

A6:7                     Service before age 18 is counted.

Q6:8                    Does my Service for any other company count towards vesting?

A6:8                     Yes, you will receive credit for vesting if you worked for the following company/companies:
Wasatch Product Development Inc.
First-Vision Media Group

Q6:9                    Will I become 100% vested if I retire, become disabled, die, or if the Plan terminates?

A6:9                     You will become fully vested automatically if you attain Normal Retirement Age or Early Retirement Age, if you terminate employment due to Disability, if you die, or if the Plan is terminated.

Disability is defined as an illness or injury of a potentially permanent nature that is expected to last for a continuous period at least 12 months (or is expected to result in death) which prevents a Participant from engaging in any occupation for which the Participant may reasonably fill based on training, education or experience. A physician who has been chosen by or is satisfactory to the Employer must certify disability.

Q6:10             What happens to the part of my account that is not vested after I terminate employment?

A6:10              The portion of your account balance that is not vested when you terminate employment is called a “forfeiture” and remains in the Plan for the benefit  of the other Plan Participants.

Q6:11             When is the nonvested part of my account balance forfeited if I terminate employment?

A6:11              The nonvested part of your account will be forfeited at the end of the Plan Year during which the former Participant received full payment of his or her vested benefit.

Q6:12             What will happen to the nonvested part of my account balance if I do not take my vested balance when I terminate employment?

A6:12              If you do not receive a distribution of your vested account balance, the nonvested portion of your account balance cannot be forfeited until the end of the Plan Year in which your fifth consecutive one (1) year Break in Service occurs.  [See Article III, Q&A 3(10)-(12) for the definition of a Break in Service].

Q6:13             What is a “buy back”?

A6:13              If you terminate employment and receive a distribution of the vested portion of your account balance, the nonvested part of your account will be forfeited as described above. If you are rehired, you may repay the amount you received if you are re-employed before you have five (5) consecutive one (1) year Breaks in Service.  If you repay the amount you received, the nonvested part of your account that was forfeited will be restored to your account. This is called a “buy back”. If you want to buy back, you must complete repayment within five (5) years after your date of reemployment, or if earlier, before five (5) consecutive one (1) year Breaks in Service have occurred.

Q6:14             If I do not repay the amount I received, what will happen to my nonvested account balance?

A6:14              The nonvested portion of your account balance will be forfeited permanently.

Q6:15             If I am rehired, will my Service before I terminated employment count for vesting?

A6:15              All periods of Service with your Employer will count toward vesting Service for future employer contributions, even if you do not decide to “buy back”.

Example: At the time you quit, you had a total account balance of $10,000. If you were only 40% vested and you decided to take a distribution of your vested balance, you would receive 40% of $10,000, or $4,000. The nonvested part of your account balance ($6,000) was forfeited at that time. Three (3) years later you are rehired.  Since you were rehired within five (5) years, you may repay the $4,000 distribution.

If you buy back, you must repay the $4,000 within five (5) years of being rehired, and the nonvested portion of your account ($6,000) will be restored to your Plan Account. After the nonvested portion of your account is restored, you will be vested in 40% of the “old” and “new” portions of your account balance.  Your vested percentage will then increase based upon your Years of Service after your reemployment.  Your prior Service will also be included in determining the vested percentage of Employer Contributions that you receive after you are rehired regardless of whether you buy back.

Q6:16             What will happen if I am not vested in any part of my Employer Contribution account balance before I terminate employment and I have a Break in Service, but I am reemployed before I have five (5) consecutive one (1) year Breaks in Service?

A6:16              If you were not vested in any of the Employer Contributions in your account, your old account balance will be restored automatically and you will continue to vest in both your “old” and “new” account balances based on all periods of Service you have with your Employer.

Q6:17             What will happen if I am not vested in any of the Employer Contributions in my account, and I leave work and am reemployed after I have five (5) consecutive one (1) year Breaks in- Service?

A6:17              You will forfeit your old account balance, but all periods of Service with your Employer will count towards the vesting of your “new” account balance.

ARTICLE VII

TOP-HEAVY RULES

Q7:1                    What is a “Top-Heavy” Plan?

A7:1                     A Top-Heavy Plan is one in which the total account balances of all Key Employees are more than 60% of the total account balances of all Employees.

Q7:2                    Who is a “Key Employee”?

A7:2                     A Key Employee is an Employee who, at any time during the Plan Year or the prior Plan Year is (or was) of the following individuals:

a.                                       an officer earning more than $130,000, as adjusted;

b.                                      a more than 5% owner (or a family member of a more than 5% owner) of the Employer; or

c.                                       a 1% or more owner (or a family member of a 1% or more owner) earning more than $150,000.

All other Employees are Non-Key Employees. Your Plan Administrator will notify you if you are a Key Employee.

Q7:3                    What are the requirements if a Plan is top-heavy?

A7:3                     If the Plan becomes top-heavy, a top-heavy minimum contribution must be made to the Plan and a special vesting schedule may apply.

Q7:4                    What is a “top-heavy minimum contribution”?

A7:4                     If the Plan becomes top-heavy and you qualify, you will receive a contribution equal to 3% of your salary or, if less, equal to the highest actual percentage of contribution allocated to any Key Employee.  Your Employer may make the minimum contribution to another qualified retirement plan, if your Employer maintains more than one plan. If this applies, see your Plan Administrator for more details.

Q7:5                    What is the special vesting schedule when the Plan is top-heavy?

A7:5                     If the Plan becomes top-heavy, the Plan Administrator will inform you of the change in the vesting schedule. Such schedule will remain in effect even if the Plan later stops being top-heavy.

Q7:6                    Who is entitled to receive the top-heavy minimum contribution?

A7:6                     If the Plan is top-heavy, you will receive a top-heavy minimum contribution if you have been credited with at least one Hour of Service during the Plan Year and you are employed on the last day of the Plan Year.

ARTICLE VIII

RETIREMENT BENEFITS

Q8:1                    When may I receive retirement benefits from the Plan?

A8:1                     Generally, the full value of your account balance is payable at Normal Retirement Age. The Normal Retirement Age under this Plan is the attainment of age 65.

Q8:2                    What happens if I work beyond the Normal Retirement Age?

A8:2                     If you work beyond your Normal Retirement Age, and have not terminated employment, you may request to start receiving benefit payments. Whether or not you work past Normal Retirement Age, you will continue to fully participate in the Plan.

Q8:3                    Does this Plan provide for Early Retirement?

A8:3                     You may retire early upon reaching the later of age 55 and completing 6 Years of Service.

Q8:4                    If I stop working for my Employer before Normal Retirement Age, when can I receive my benefits?

A8:4                     You may request to receive your benefits at any time after you terminate employment due to reasons other than death, disability, or retirement.

Q8:5                    May I take out my retirement benefits if I do not terminate employment?

A8:5                     Generally, this Plan may not pay retirement benefits to you earlier than when you terminate employment or attain Normal Retirement Age.

Q8:6                    Does the Plan permit a distribution while I am still employed?

A8:6                     Yes. In-Service distributions shall be made under the following conditions:

If you are fully vested, you may withdraw all or any part of your account balance after having attained age 59 1/2.

Q8:7                    What is a “hardship” withdrawal?

A8:7                     A hardship withdrawal is a distribution taken to satisfy an immediate and heavy financial need that cannot be satisfied from other financial resources.

Q8:8                    Does this Plan permit hardship withdrawals?

A8:8                     Hardship withdrawals are permitted from this Plan. Your Employer must approve hardship withdrawal applications in a nondiscriminatory manner. The amount of a hardship withdrawal is limited to that amount needed to meet the need (including the amount necessary to pay any taxes that you will have to pay). You show you are qualified for a hardship distribution by completing a written application form that you will get from the Plan Administrator. If you are married, your spouse must consent in writing to the withdrawal unless the plan is a safe-harbor plan. (A safe harbor plan is a plan with lump sum as the normal form of distribution. While you continue to be eligible to receive Employer Contributions to the Plan, your right to make Elective Deferrals will be suspended for 6 months.  Amounts withdrawn for hardship may not be redeposited to the Plan, and they may not be rolled over to either an IRA or another qualified retirement plan. Generally, you must first take any other available distribution and, if applicable, borrow the maximum loan amount allowed under this and all other plans of your Employer. However, if a Plan loan would increase the amount of your financial need, you do not have to take the loan. For example, if you need money to purchase your principal residence, and a Plan loan would disqualify you from obtaining other necessary financing, you do not have to take the loan.

You may apply for a hardship withdrawal from this Plan for the following reasons only:

a.                                       to purchase your principal residence (but not to pay mortgage payments),

b.                                      to pay tuition and related post-secondary educational expenses for you, your Spouse, or your dependents for the next 12 months,

c.                                       to pay medical care expenses of the type that are otherwise deductible for income tax purposes that are not covered by insurance and are incurred or will be incurred by you, your Spouse or your dependents, or

d.                                      to prevent your eviction from or foreclosure on your principal residence.

You may withdraw the following types of contributions:

Elective Deferrals (but not earnings unless they were credited to you for a Plan Year ending before July 1, 1989.

Rollover Contributions.

Income taxes must be paid on a hardship withdrawal.  If you are under age 59 1/2, you may also have to pay a 10% penalty tax on the withdrawal. Hardship withdrawals of vested Employer contributions are not subject to the mandatory 20% income tax withholding because they are no longer eligible to be rolled over to an IRA or another qualified retirement plan.

Q8:9                    Do I have to take a distribution of my benefits by a certain time?

A8:9                     If you are not a more than 5% owner of your Employer, you may delay starting payment of your retirement benefits until you terminate employment, even if you are older than age 70 1/2. At that time, you must take at least a minimum amount called a “required minimum distribution”.  If you are a more than 5% owner, you must take a distribution upon attainment of age 70 1/2, even if you are still working.

The required minimum distribution rules were changed for 2003 and later years, although the new rules could have been used for distributions made in 2002.  During your lifetime, distributions generally will be based on the “Uniform Life Expectancy Table” published by the IRS. Upon your death, if you have named a Beneficiary or Beneficiaries (see the discussion in Article IX) their life expectancy generally will be used to determine their payments. The rules result in smaller annual payments being required. These rules will be explained to you and your Beneficiary(ies), by the Plan Administrator once you reach age 70 1/2, or earlier if you should die.

ARTICLE IX

BENEFICIARY DESIGNATION AND DEATH BENEFITS

Q9:1                    If I die, who gets my benefits from this Plan?

A9:1                     You may choose the person or persons (the Beneficiary or Beneficiaries) who will receive benefits under the Plan if you die.  You must name your Beneficiary (or Beneficiaries) on a form provided by the Plan Administrator, and return the form to the Plan Administrator.  Subject to certain written consent requirements if you are married, you may change your Beneficiary at any time.

Q9:2                    If I am married, does my spouse have to be my Beneficiary?

A9:2                     If you are married, your spouse is your Beneficiary automatically.  If you wish to name someone else, you must complete a beneficiary designation form and get your spouse’s written consent. Your spouse’s signature must be witnessed by a notary public or by the Plan Administrator.

Q9:3                    How are benefits paid to my Beneficiary?

A9:3                     If you die before your retirement benefits begin, the full value of your account is payable to your Beneficiary in a lump sum or, if the plan permits, in installment payments over any period that does not exceed the life expectancy of your Beneficiary. If your Plan Administrator so notifies you, your Beneficiary may also be paid in the form of an annuity.

Q9:4                    How does the annuity pay-out of a death benefit work?

A9:4                     This Plan does not pay benefits in the form of an annuity.

Q9:5                    What will happen if I die after my benefit payments have started?

A9:5                     If you die after you have reached age 70 1/2 and started payment of your benefits in installment payments, your Beneficiary (or Beneficiaries) will continue to receive payments based on the appropriate life expectancy values.

Q9:6                    What is the normal, or automatic, form of payment under this Plan?

A9:6                     The normal form of payment is a lump sum.  When benefits become due, you or your representative should apply to the Employer requesting payment of your account.

Q9:7                    Are there any other forms of payment available under the Plan?

A9:7                     If you do not want the Plan’s normal form of benefit payment, you may request to receive your benefit in any of the following optional forms indicated below:

Forms of Payment:

1.                                       lump sum

Payments may not be made over any period that exceeds the life expectancy of you and your Beneficiary.

Q9:8                    Do I need my spouse’s consent in order to choose an optional form of payment?

A9:8                     You may need the written consent of your spouse to select an optional form of payment. See your Plan Administrator for details.

Rollover of Payment

Q9:9                    May I roll my benefits into an IRA or into another plan instead of having them paid directly to me?

A9:9                     If your distribution is an “eligible rollover distribution,” you may either have them paid directly to you or you may have them directly rolled over to another qualified plan or your IRA. The Plan Administrator will provide information to you about eligible rollover distributions shortly before your distribution is to occur. Required Minimum Distributions may never be rolled over.

Q9:10             What taxes or penalties will I have to pay if I do not rollover my benefit directly to an IRA or another Qualified Plan?

A9:10              If you do not have your benefits, which are “eligible rollover distributions”, directly rolled over, the Plan Administrator will withhold 20% of the distribution for payment of Federal taxes.  If you are under age 59 1/2, the benefit payment may also be subject to a 10% early distribution penalty.  There is no tax withholding for any penalty tax that may be due when you file your Federal income tax return for the year in which you receive a pre-age 59 1/2 distribution

Q9:11             If I decide to have the benefits paid to me directly, may I roll them over to a Qualified Plan or IRA later?

A9:11              You may do a rollover yourself, if you complete the rollover within sixty (60) days of when you received the distribution. Check with your personal tax advisor to make sure that your distribution is an eligible rollover distribution. However, the 20% of your payment that was withheld by your Employer will be taxable unless you also deposit an equivalent amount into a Qualified Plan or an IRA.

Example: You have a vested account balance of $100,000 at the time you terminate employment. If you elect a direct rollover, the entire $100,000 will be transferred to the trustee of another qualified retirement plan or the IRA. The entire amount is reported as a rollover on your tax return, and you will not pay taxes.  If you receive the benefit directly, 20% of the distribution ($20,000) will be automatically withheld from your payment. You will receive only $80,000. If within sixty (60) days you decide to roll over the entire $100,000 to an IRA, you will need to deposit $20,000 of your own money to make up the difference.  If you do this, the $20,000 withheld may be refunded to you when you file your taxes. However, if you do not, only $80,000 will be rolled over and the remaining $20,000 will be taxable income. If you are under 59 1/2 when you receive your payment, you will also be subject to the 10% early distribution penalty unless you qualify for an exception such as death or disability.

Q9:12             What distribution payments cannot be rolled over?

A9:12              Certain benefit payments are not eligible for rollover and therefore will also not be subject to the 20% mandatory withholding.  The payments include:

a.                                       annuities paid over your lifetime,

b.                                      installments payments for a period of at least ten (10) years,

c.                                       minimum required distributions at age 70 1/2,

d.                                      hardship withdrawals, and

e.                                       (depending on the plan you are rolling over to) Voluntary or Required After-tax Contributions.

Time of Payment

Q9:13             If I terminate employment with my Employer because I retire, become disabled, or die, when will my payments start?

A9:13              Your payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is payable.

Q9:14             If I terminate employment for a reason other than death, Disability, or retirement, when will my payments start?

A9:14              Your payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is payable.

Q9:15             What is a Qualified Domestic Relations Order (QDRO)?

A9:15              A QDRO is a court order issued under state domestic relations law relating to divorce, legal separation, custody or support proceedings. The QDRO recognizes the right of someone other than you (the Alternate Payee) to receive all or a portion of your Plan benefits. You will be notified if a QDRO relating to your Plan benefits is received by the Plan.

Participants and Beneficiaries under the Plan may obtain from the Plan Administrator without charge a copy of the Plan’s QDRO procedures.

Q9:16             If the Plan receives a QDRO, when will the benefit be distributed to the person(s) listed in the QDRO?

A9:16              The benefit established by a QDRO may be distributed to the Alternate Payee as of the date the QDRO is determined to be qualified.

Q9:17             How long can I keep my vested account balance in the Plan without having to make a withdrawal?

A9:17              You may delay payment of your benefit if your account balance is more than $5,000 at the time you terminate Service. If your vested account balance is less than $5,000, you may be “cashed out”.  Generally, you do not have to take a withdrawal until your “Required Beginning Date”, even if you have terminated employment.  If you have terminated employment, your “Required Beginning Date” is the April 1st of the calendar year following the calendar year in which you attain age 70 1/2.  See your Plan Administrator for more details.

Rollover Contributions will be excluded in the value of your nonforfeitable account balance for purposes of the Plan’s involuntary cash-out provisions.

ARTICLE X

INVESTMENTS

Q10:1             How will my contributions to the Plan be invested?

A10:1              Your contributions to the Plan may be invested in any security or other form of property which is considered suitable for a retirement plan.  Such investments can include, but are not limited to, common and preferred stocks, put and call options which are traded on an exchange, bonds, money market instruments, mutual funds, savings accounts, certificates of deposit, Treasury bills or insurance contracts. (Note: If you are permitted to direct your own investments you may be limited as to your investment choices.)

Q10:2             If Employees are permitted to direct their own investments, what types of contributions will I be allowed to invest?

A10:2              Employee investment direction is permitted and you may direct the investment of All Contributions.

Q10:3             What are my investment choices and how do I change my investment selection?

A10:3              You may invest in the alternatives made available by the Employer under the Plan.

A description of what investment vehicles are available to you and the procedures for making investment selections and changes in investment selections may be obtained from the Plan Administrator.

Certain restrictions have been placed on USANA stock as an investment option relating to maximum contributions and reallocations or transfers.  Contributions to USANA common stock are limited to 25 percent of total participant contributions to the Plan. Reallocations or transfers into USANA common stock are not permitted.

The Plan permits Participants the right to reallocate their contributions to a different fund and to transfer contributions into and out of investments provided under the Plan, subject to possible restrictions on these types of transactions. The Plan Administrator may decline to implement investment directives where it in its sole discretion deems it appropriate (for example, directive may be declined for excessive trading, market timing, or for any other legitimate reason where the Plan Administrator, in fulfilling its fiduciary role under ERISA, believes that it would be imprudent to implement the directive).  The Plan Administrator has the power to adopt such rules and procedures to govern all Participant elections and directions under the terms of the Plan.

If the Plan invests or permits investments in mutual funds, Plan Participants are advised to consult the mutual fund prospectus, which may contain restrictions on the frequent trading of shares in response to short-term market fluctuations, a practice known as “market timing.”  The prospectus may provide that the manager of the fund reserves the right to refuse purchase orders and fund exchanges if the fund manager believes the transaction would have a disruptive effect on the portfolio of the mutual fund.

Q10:4             Is investment in insurance permitted?

A10:4              Insurance is not a permitted investment option.

Q10:5             May I take a loan from the Plan?

A10:5              Participant loans are permitted.  The Plan Administrator will advise you of the procedures to obtain a loan. Loans must be approved by the Plan Administrator and are subject to a strict set of rules established by law. The rules are covered in the loan documentation, which is available from the Plan Administrator.

ARTICLE XI

ADMINISTRATION OF THE PLAN

Q11:1             Who administers the Plan?

A11:1              The Plan Administrator and the Trustee.

Q11:2             Who is the Plan Administrator and what are his or her duties?

A11:2              Your Employer has established the Plan and has overall control and authority to administer the Plan.  The Plan Administrator’s duties include:

a.                                       appointment of professional advisors needed to administer the plan, including, among others, an accountant, attorney, actuary or administrator;

b.                                      instruction to the Trustee(s) regarding payments from the Plan Trust Fund;

c.                                       communication with Employees about participation and benefits under the Plan, including claims procedures and domestic relations orders;

d.                                      preparation and filing of any returns and reports with the Internal Revenue Service, Department of Labor or any other governmental agency, as required;

e.                                       review and approval of any financial reports, investment reviews, or other reports prepared by any party appointed by the Employer;

f.                                         establishment of a funding policy and investment objectives that are consistent with the purposes of the Pan and the Employee Retirement Income Security Act of 1974 (ERISA); and

g.                                      resolution of any question of Plan interpretation.  The Plan Administrator’s interpretation and application of the Plan is final.

Q11:3             What are the duties of the Trustee?

A11:3              The Trustee will be responsible for the administration of investments held in the Plan Trust Fund. These duties will include:

a.                                       receipt of contributions under the terms of the Plan;

b.                                      investment of Plan assets, unless investment responsibility is delegated to another party;

c.                                       distribution of monies from the fund in accordance with written instructions received from the Plan Administrator;

d.                                      maintenance of accounts and records of the financial transactions of the Plan Trust Fund;

e.                                       preparation of an annual report of the Plan Trust Fund that shows the financial transactions for the Plan Year.

Q11:4             Are there any other circumstances which may result in the disqualification, ineligibility, or denial, loss, forfeiture, suspension, offset, reduction, or recovery of any benefits that I as a Participant or my Beneficiary might otherwise reasonably expect the Plan to provide?

A11:4              Yes, there may be circumstances which may result in the disqualification, ineligibility, or denial, loss, forfeiture, suspension, offset, reduction or recovery of any benefits that you or your Beneficiary(or Beneficiaries) might otherwise reasonably expect the Plan to provide.   These events are listed below:

•                  You leave the employ of the Employer prior to become one hundred percent (100%) vested in contributions made to the Plan on your behalf.

•                  A payment from your Plan account was required under the terms of a Qualified Domestic Relations Order.

•                  You do not meet the requirements of the Plan to receive a contribution.

•                  You failed to repay a Participant loan on a timely basis and an offset of that amount occurred in your account.

No benefits under this Plan may be assigned or transferred by you or any other person entitled to benefits.  If any person attempts to assign, sell or otherwise transfer any benefits under the Plan, the Plan Administrator may terminate that person’s interest in the benefit and dispose of that interest for the benefit of such person or the dependents of such person as it sees fit.  However, your benefit under the Plan may be subject to the terms of certain divorce, child support or property agreements involving a Spouse, former Spouse or dependent.

If any person to whom a benefit is payable, is in the opinion of the Plan Administrator, unable to care for his or her affairs, than any payment due such person may be paid to a relative or other person deemed by the Plan Administrator to be the proper recipient on behalf of the person otherwise entitled to payments.

Q11:5             Is there any circumstance where a fee or charge may be imposed  in order to receive a benefit under the Plan?

A11:5              There may be investment fund transaction fees or expenses (e.g., commissions, front-end or back-end loads) associated with the investments that will affect your account.  Prior to making any investment, you should obtain and read all available information concerning that particular investment, including financial statements, prospectuses, if applicable, reports or other offering documents, where available.

Depending on the transaction there may be a payment of fees involved as a condition to receipt of benefits under the Plan.  If applicable, the Plan Administrator will provide you with written information at the time of the transaction.

The costs of administering the Plan are shared between you and your Employer.  In addition to any loan set-up charge and any self-directed brokerage account charges (if applicable under the Plan), other administrative costs may be deducted from your contributions or accounts. These additional costs may include, but are not limited to, distribution charges for benefits that are distributed to you and fees associated with the qualification of a domestic relations order. The Plan Administrator will notify you of any costs that are charged to your account in the operation of the Plan.

ARTICLE XII

AMENDMENT AND TERMINATION

Q12:1             May my Employer amend the Plan?

A12:1              Only the Employer (or Employers) sponsoring this Plan has the authority to amend this Plan.  Any amendment, including the restatement of an existing Plan, may not decrease a Participant’s Vested Account Balance except to the extent permitted under Internal Revenue Code Section 412(c)(8), and may not reduce or eliminate a Code Section 411(d)(6) protected benefit (except as provided under the Internal Revenue Code or any Regulation issued thereunder) determined immediately prior to the date of the adoption, or if later the effective date, of any amendment to the Plan.  The Plan Sponsor may in its discretion amend the Plan to eliminate benefits on a prospective basis, but has no legal authority to eliminate benefits which a Participant has already earned.

Q12:2             May my Employer terminate the Plan?

A12:2              Your Employer expects to continue the Plan indefinitely; however, in the unlikely event the Plan is terminated or if there is a complete discontinuance of contributions under a plan maintained by the Employer, all amounts credited to your account shall vest and become 100% vested, regardless of the Plan’s current vesting schedule.  Vesting means that you have earned the right to a portion of or the full amount of your account.  Once you have “vested” a portion or the full amount of your account, that amount cannot be forfeited or taken away from you.

In the event of the termination of the Plan, the Plan Administrator shall direct the distribution of accounts to or for the exclusive benefit of you and your Beneficiaries.  Such distribution shall be made directly to you or, at your direction, may be transferred directly to another Eligible Retirement Plan or individual retirement account as selected by you and/or your Beneficiary.  If you do not respond the communication sent regarding the distribution of your assets in a timely manner, under the law the Plan Administrator has the right to “cash out” any Participant who does not respond to the communications regarding the Plan termination.  That means a check will be sent to you at your last known address less any applicable withholding, representing your balance in the Plan.  Except as permitted by Internal Revenue Service regulations, the termination of the Plan shall not result in any reduction of protected benefits.

Q12:3             What is a partial termination of the Plan?

A12:3              A partial termination may occur if either a Plan amendment or severance from Service excludes a group of employees who were previously covered by this Plan.  Whether a partial termination has occurred will depend on the facts and circumstances of each case.  If a partial termination occurs, only those Participants who cease participation due to the partial termination will become 100% vested. The Plan Administrator will advise you if a partial termination occurs and how such partial termination affects you as a Participant.

Q12:4             May my rights and benefits under the Plan be assigned or transferred?

A12:4              Your rights and benefits under this Plan may not be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else.  For example, you cannot agree to pledge a part of your benefit under the Plan as security for a bank loan. However, there is an exception for a Qualified Domestic

Relations Order (QDRO) or if you are a Plan fiduciary and you are found guilty of a violation of the law involving the assets of this Plan.

Q12:5             Are there Plan events other than full or partial Plan termination that may require 100% vesting?

A12:5              If your Employer completely discontinues making contributions to the Plan, 100% vesting may be required.

ARTICLE XIII

LEGAL PROVISIONS AND RIGHTS OF PLAN PARTICIPANTS

Benefit Claims Procedure:  If you feel that you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator.  The Plan Administrator will notify you, your Beneficiary, or authorized representative of the action taken within sixty (60) days of receipt of the claim.    If you believe that you are being improperly denies a benefit in full or in part, the Employer must give you a written explanation of the reason for the denial.

If the Employer denies your claim, you may, within sixty (60) days after receiving the denial, submit a written request asking the Employer to review your claim for benefits.  Documents or records in support of your appeal should accompany any such request.  You, your Beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing.

Your Rights As A Plan Participant:  As a Participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  The Pension Benefit Guaranty Corporation does not insure your benefits under this Plan because the law does not require plan termination insurance for this type of Plan.  ERISA provides that all Plan participants shall be entitled to the items described below.

Receive Information About Your Plan And Benefits:  Examine, without charge, at the Plan Administrator’s office and at other specified locations such as work-sites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements (if applicable), and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

You are also entitled to receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Additionally, you may obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and if so, what your benefits would be at Normal Retirement Age under the Plan if you stop working now.  If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension.  This statement must be requested in writing and is not required to be given more than once every twelve (12) months.  The Plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries:  In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and Beneficiaries.  No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension, welfare) benefit or exercising your rights under ERISA.

Benefit Claims Procedure For Non-Disability Claims:  Benefits normally will be paid to Participants and Beneficiaries without the necessity of formal claims.  You or your beneficiary(ies), however, may make a request for any Plan benefits to which you believe you may be entitled.  Any such request must be made in writing, and it should be made to the Plan Administrator.  The following claims appeal procedure applies to claims [other than claims for benefits due to disability, which are governed by the section entitled “Benefits Claims Procedure (For Disability Claims)”] that are filed on or after January 1, 2002.

Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review.  If your claim for such benefits under the Plan is wholly or partially denied, the Plan Administrator shall furnish you or your beneficiary (referred to below as a “claimant”) or your authorized representative with a written or electronic notice of the denial within a reasonable period of time (generally, ninety (90) days after the Plan Administrator receives the claim or 180 days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial 90-day period ends), which sets forth, in an understandable manner, the following information:

•                  The specific reason(s) for the denial of the claim;

•                  Reference to the specific Plan provision on which the denial is based;

•                  A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and

•                  A description of the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

The Plan Administrator’s written extension notice must indicate the special circumstances requiring an extension of time for processing the claim and the date by which the Plan Administrator expects to render its decision on the claim.

The claimant or his authorized representative may appeal the Plan Administrator’s decision denying the claim within 60 days after the claimant or his authorized representative receives the Plan Administrator’s notice denying the claim.  The claimant or his authorized representative may submit to the Plan Administrator written comments, documents, records and other information relating to the claim.  The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  For these purposes, a document, record or other information is “relevant” to the claim if it:

•                  was relied upon the Plan Administrator in making its decision on the claim,

•                  was submitted, considered or generated in the course of the Plan Administrator’s making its decision on the claim without regard to whether the Plan Administrator relied upon it in making its decision, or

•                  complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly-situated claimants.

The Plan Administrator’s review of the claim and of its denial of the claim shall take into account all comments, documents, records and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether these materials were submitted or considered by the Plan Administrator in its initial decision on the claim.

The Plan Administrator’s decision on the appeal of a denied claim shall be made within a reasonable period of time (generally sixty (60) days after the Plan Administrator receives the claim or one hundred and twenty (120) days if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial sixty (60) day period ends indicating the special circumstances requiring extension of time and the date by which the Plan Administrator expects to render its decision on the claim).  The Plan Administrator will furnish the claimant or his authorized representative with written or electronic notice of its decision on appeal.  In the case of a decision on appeal upholding the Plan Administrator’s initial denial of the claim, the Plan Administrator’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:

•                  The specific reason(s) for the decision on appeal;

•                  Reference to the specific Plan provision on which the decision on appeal is based;

•                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

•                  A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable you or your beneficiary to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

Benefit Claims Procedure For Disability Claims:  The following claims appeal procedure applies to claims due to disability that are filed on or after January 1, 2002.

If your claim for such benefits under the Plan is wholly or partially denied, the Plan Administrator shall furnish you or your beneficiary (hereinafter referred to below as a “claimant”) or your authorized representative with written or electronic notice of the denial, within a reasonable period of time, generally not to exceed (forty five) 45 days after the Plan Administrator receives the claim.  This 45-day period may be extended for up to (thirty) 30 days, if the Plan Administrator both determines that such an extension is necessary due to matters beyond its control and notifies the claimant, prior to the expiration of the initial (forty five) 45 day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.  If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond its control, it cannot render a decision within that extension period, the period for making the determination may be extended for up to an additional (thirty) 30 days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.  In the case of any extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant will be given at least (forty five) 45 days within which to provide the specified information.

Any written or electronic notice of the denial of benefits shall set forth, in an understandable manner, the following information:

•                  The specific reason(s) for the denial of the claim;

•                  Reference to the specific Plan provisions on which the denial is based;

•                  A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

•                  A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Act following a denial on review; and

•                  If the Plan Administrator relied upon an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the notice shall set forth the specific rule, guideline, protocol, or other similar criterion or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.  If the adverse benefit determination is based on a medical judgment, the notice also shall set forth an explanation of the scientific or clinical judgment for the determination, applying the Plan’s terms to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

The Plan Administrator’s written extension notice must indicate the special circumstances requiring an extension of time for processing the claim, and the date by which the Plan Administrator expects to render its decision on the claim.

The claimant or his authorized representative may appeal the Plan Administrator’s decision denying his claim within one hundred and eighty (180) days after the claimant or his authorized representative receives the Plan Administrator’s notice denying the claim.  The claimant or his authorized representative may submit to the Plan Administrator written comments, documents, records, and other information relating to the claim.  The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claim.  For these purposes, a document, record or other information is “relevant” to the claim if it:

•                  was relied upon by the Plan Administrator in making its decision on the claim;

•                  was submitted, considered, or generated in the course of the Plan Administrator’s making its decision on the claim, without regard to whether the Plan Administrator relied upon such document, record or other information in making its decision, or

•                  complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated claimants.

The Plan Administrator’s review of the claimant’s claim and of the Plan Administrator’s denial of such claim shall take into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether these materials were submitted or considered by the Plan Administrator in its initial decision on the claim.  The review of the Plan Administrator’s initial adverse benefit determination shall not afford deference to such determination and shall be conducted by a named fiduciary of the Plan who is neither the individual who made the initial adverse benefit determination nor a subordinate of that individual.  In deciding an appeal of any initial adverse benefit determination that is based, in whole or in part, on a medical judgment, the named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.  The medical or vocational experts whose advise was obtained on behalf of the Plan Administrator in connection with its adverse benefit determination shall be identified to the claimant or his authorized representative, regardless of whether the Plan Administrator relied upon the advice in making the benefit determination.  The health care professional whom the named fiduciary consults in making his review of the Plan Administrator’s initial adverse benefit determination shall be an individual who is neither an individual whom the Plan Administrator consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

The named fiduciary’s decision on the appeal of a denied claim shall be made within a reasonable period of time (not to exceed 45 days after receipt of the claimant’s request for review by the Plan, unless the named fiduciary determines that special circumstances (such as a need to hold a hearing) require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial 45-day period.  In no event shall such extension exceed a period of 45 days from the end of the initial period ends.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the named fiduciary expects to render the determination on review.)  The named fiduciary will furnish the claimant or his authorized representative with written or electronic notice of his decision on appeal.  In the case of a decision on appeal upholding the Plan Administrator’s initial denial of the claim, the named fiduciary’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:

•                  The specific reason(s) for the decision on appeal;

•                  Reference to the specific Plan provisions on which the decision on appeal is based;

•                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

•                  A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable the claimant to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under ERISA Section 502(a);

•                  If the named fiduciary relied upon an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the notice shall set forth the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request;

•                  If the adverse benefit determination is based on a medical judgment, the notice also shall set forth and explanation of the scientific or clinical judgment for the determination, applying the Plan’s terms to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

•                  In addition, the notice shall include the following statement: “You and your Plan may have other voluntary alternatives dispute resolution of terms, such as mediation.  On way to find out what may be available is to contact your local U.S. Department of Labor office and your State insurance regulatory agency.

Enforce Your Rights:  If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medial child support order, you may file suit in Federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions:  If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration of the U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

If more than one Employer maintains this Plan, you can obtain a complete list of all such Employers by making a written request to the Plan Administrator.

This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included.  Every attempt has been made to provide concise and accurate information.  However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall control.

SUMMARY OF MATERIAL MODIFICATIONS

TO THE

USANA Health Sciences 401(k) Plan

SUMMARY PLAN DESCRIPTION

The Summary Plan Description of the USANA Health Sciences 401(k) Plan has been modified to add the following regarding involuntary cash outs:

The question, “May I roll benefits into an IRA or another plan instead of having them paid directly to me?” has been changed as follows:

If your distribution is an “eligible rollover distribution,” you may either have them paid directly to you or you may have them directly rolled over to another qualified plan or your IRA.

The Plan has been amended to require a distribution of your Vested Account Balance in the Plan after you terminate employment, if your balance is not more than $5,000. Your prior consent to this distribution is not required. This is commonly referred to as an “involuntary cash out” provision.

If you do not provide us with written instructions indicating how you want this distribution to be handled, the law requires that the Plan directly transfer your Vested Account Balance to an individual retirement plan of a designated trustee or issuer. This is commonly referred to as an “automatic rollover” provision.

The automatic rollover provisions of this section will apply to all amounts of $5,000 or less.

At the appropriate time after you terminate employment, we will send you a distribution form for you to make an election as to how you would like your benefits paid.   If you do not complete and return this form to us within a reasonable period of time, the Plan Administrator will proceed with an automatic rollover, as applicable, to the individual retirement plan.  The Plan Administrator will send all information relating to any IRA established on your behalf to your last known mailing address.  Should you not wish this automatic rollover to occur, it is imperative that you respond to all communications from the Plan Administrator regarding the disposition of your Plan Account.

The question “How long can I keep my vested account balance in the Plan without having to make a withdrawal?” is changed to read as follows:

Generally, you do not have to take a withdrawal until your “Required Beginning Date”, even if you have terminated employment.  If you have terminated employment, your “Required Beginning Date” is the April 1st of the calendar year following the calendar year in which you attain age 70 1/2.  Also see the above question, “May I roll my benefits into an IRA or into another plan instead of having them paid directly to me?” and your Plan Administrator for more details.

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